SECURITIES LAWS COMPLIANCE (INSIDER TRADING)

A. Purpose

This Securities Laws Compliance (Insider Trading) Policy (this "Policy") provides guidelines with respect to transactions in, and gifts of, securities of The Eastern Company (the "Company") and the treatment of confidential information about the Company and the companies with which the Company has a business relationship. The Board of Directors of the Company (the "Board") has adopted this Policy to promote compliance with U.S. federal, state and foreign securities laws.

B. Applicability

1. Persons and Entities Covered. This Policy applies to all Directors, Officers and employees of the Company, as well as all agents of, and consultants and contractors to, the Company who receive or have access to material nonpublic information and other persons or entities informed by management to be subject to this Policy ("Covered Persons"). In addition to all Covered Persons, this Policy also applies to family members who reside in a Covered Person's household (including a spouse, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in a Covered Person's household, and any family members who do not live in a Covered Person's household but whose transactions in Company securities are directed by a Covered Person or are subject to a Covered Person's influence or control, such as parents or children who consult with a Covered Person before they trade in securities. Covered Persons are responsible for the transactions of these other individuals and therefore should make them aware of the need to confer with such Covered Persons before they trade in Company securities, and each such Covered Person should treat all such transactions for purposes of this Policy and applicable securities laws as if the transactions were for such Covered Person's own account. This Policy also applies to any entities that a Covered Person influences or controls, including any corporations, partnerships or trusts, and transactions by these controlled entities should be treated for purposes of this Policy and applicable securities laws as if they were for such Covered Person's own account.

2. Securities. This Policy applies to all transactions in (a) Company securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any Company securities, whether or not issued by the Company and (b) securities of certain other companies with which the Company has a business relationship, as explained further below, including common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies' securities. There are no exceptions to the Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

3. Other Companies. This Policy and the guidelines described herein also apply to material nonpublic information relating to other companies with whom the Company has a business relationship, including, but not limited to, the Company's customers, vendors, suppliers and other related parties, or companies involved in a transaction or a potential transaction with the Company, when that information is obtained

in the course of employment with, or other services performed on behalf of, the Company. All persons subject to this Policy must avoid trading in the securities of such parties using material nonpublic information received from such parties.

4. Gifts. This Policy applies to gifts of Company securities and any other transfers of Company securities for no consideration. Accordingly, gifts of Company securities should not be made (i) during a Blackout Period or an Event-Specific Blackout Period (as such terms are defined below) or (ii) when the person making the gift otherwise possesses material nonpublic information regarding the Company. Persons subject to pre-clearance must pre-clear gifts and other transfers of Company securities for no consideration.

5. Additional Requirements Applicable to Certain Covered Persons. This Policy establishes additional requirements that apply to certain Covered Persons, including, but not limited to, Directors, Officers of the Company who are "officers" ("Designated Officers") for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Covered Persons who have access to confidential business and financial information about the Company, including, without limitation, employees and consultants working in or with the Company's finance group ("Designated Insiders"). A list of the Designated Insiders shall be maintained by the Compliance Officer and may be amended from to time in the sole discretion of the Compliance Officer.

6. Post-Employment Transactions. This Policy will continue to apply to transactions in Company securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when such service terminates, that individual may not engage in transactions in Company securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading "Additional Requirements Applicable to Certain Covered Persons" below, however, will cease to apply to transactions in Company securities upon the expiration of any Blackout Period or Event-Specific Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

C. Individual Responsibility

Each individual subject to this Policy is responsible for complying with this Policy in all respects and ensuring that any family member or other person or entity whose transactions are subject to this Policy also complies. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, any Director, Officer or any other employee of the Company pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

D. Policy

1. Prohibition Against Insider Trading. No Covered Person may trade in Company securities, or the securities of other companies with which the Company has business relationships, while aware of material nonpublic information concerning the Company or any other company, until at least two full trading days have elapsed after the public disclosure of the information, such as through disclosure in an annual, quarterly or current report filed with the Securities and Exchange Commission (the "SEC") and/or a press release.

   a. Material Nonpublic Information

(i) *Information is considered "material"* if a reasonable investor would consider that information important in making an investment decision. Any information that could be expected to affect a company's stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. Examples of material information might include, but are not limited to, information about upcoming earnings or losses, negotiation of a merger or acquisition, potential investment opportunities that the Company is considering, news of a significant sale of assets, impending bankruptcy or the existence of severe liquidity problems, changes in dividend policies, the declaration of a stock split, an offering or potential offering of securities, a significant cybersecurity incident, changes in top management, significant new products, pending or threatened significant litigation, or the resolution of such litigation, and the gain or loss of a substantial customer or supplier. Either positive or negative information may be material.

(ii) *Information is considered "nonpublic"* if it has not been disseminated in a manner making it available to investors generally, such as through disclosure in an annual, quarterly or current report filed with the SEC, inclusion in a press release, or wide reporting in the media, and until investors have had a reasonable period of time to react to the information. Generally, at least two (2) full trading days following the dissemination of the information to the public is sufficient time for information to no longer be considered "nonpublic."

Covered Persons should consult with the Company's Compliance Officer before trading in any securities if they are unsure whether they possess material nonpublic information.

b. Prohibited or Restricted Transactions

(i) *Hedging Activities*. Covered Persons are prohibited from engaging in hedging activities involving Company securities. Hedging activities can include a number of possible mechanisms, including prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Covered Person to own shares without the full risks and rewards of ownership and therefore are prohibited.

(ii) *Short Sales*. Short sales of Company securities (*i.e.*, the sale of borrowed securities, generally with the intention of later buying securities at a lower price to repay the loan) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its prospects. In addition, short sales may reduce a seller's incentive to improve the Company's performance. For these reasons, short sales of Company securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits Directors and Officers from engaging in short sales.

(iii) *Publicly-Traded Options*. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a Director, Officer or other employee is trading based on material nonpublic information and focus a Director's, Officer's or other employee's attention on short-term performance at the expense of the Company's long-term objectives. As a result, Covered Persons may not engage in speculative trading, including transactions in publicly-traded options of the Company, such as puts, calls, warrants, and other derivative securities, on an exchange or in any other organized market.

(iv) *Standing and Limit Orders*. Standing and limit orders (except for standing and limit orders under an approved Rule 10b5-1 Plan, as described below) create heightened risks for insider trading violations similar to the use of margin accounts (see Section D.1.b.(v) below). There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when a Covered Person is in possession of material nonpublic information. Therefore, the Company discourages placing standing or limit orders on Company securities. If a Covered Person determines that they must use a standing or limit order, the order should be limited to a short duration and should otherwise comply with the restrictions and procedures contained in this Policy.

(v) *Margin Loans*. Forced sales of securities pledged as collateral for a margin loan are not exempt from the insider trading rules. Accordingly, Covered Persons may not enter into hedging transactions with respect to Eastern common stock or pledge Eastern common stock in connection with a margin loan or other loan transaction.

2. Prohibition of Unauthorized Disclosure of Material Nonpublic Information. No Covered Person may disclose material nonpublic information about the Company or other companies to anyone within the Company whose job does not make such disclosure necessary or advisable or to anyone outside the Company unless authorized to do so by the Chief Executive Officer, Chief Financial Officer or the Compliance Officer. Authorized disclosure to those not subject to this Policy may require a Covered Person to have the party to whom they are disclosing information agree not to disclose the information or trade in the securities until the information is publicly disclosed.

   a. Tipping. Covered Persons can be held responsible not only for their own insider trading, but also for trading performed by anyone to whom they disclose material nonpublic information. As a result, a Covered Person may not pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when aware of such information. This practice is known as "tipping" and violates the federal securities laws, even if a Covered Person did not trade or gain any benefit from another person's trading. Because even casual remarks by a Covered Person recommending a purchase, sale, or hold of securities could be misconstrued by others as being based on material nonpublic information, Covered Persons should exercise caution in making any such recommendations. Even if those to whom you disclose material nonpublic information do not trade while aware of the information, you can be responsible for the trades of persons who received material nonpublic information indirectly from you if you are the ultimate source of their information.

   b. Authorization to Disclose Material Nonpublic Information. The Company authorizes only certain employees and agents to disclose material nonpublic information. Unless a Covered Person is authorized to do so by the Chief Executive Officer, Chief Financial Officer or the Compliance Officer, a Covered Person should refrain from discussing material nonpublic information with anyone who is not a Covered Person under this Policy, provided that a Covered Person may disclose material nonpublic information about the Company or other companies to individuals within the Company whose job makes such disclosure necessary or advisable. Even in discussions with other Covered Persons, a Covered Person should consider the consequences of disclosing material nonpublic information to them. By doing so, such Covered Person would cause these individuals to be prohibited from trading in Company securities until the information is publicly disclosed. Accordingly, Covered Persons should restrict the dissemination of material nonpublic information to other Covered Persons having a need to know in order to serve the Company's interests.

c. Regulation FD. The SEC's Regulation FD (Fair Disclosure) ("Regulation FD") prohibits the selective disclosure of material nonpublic information to analysts, institutional investors and certain other persons. Generally, Regulation FD provides that when a public company discloses material nonpublic information to certain enumerated persons (in general, securities market professionals or holders of the Company's securities), it must make public disclosure of that information. Violations of Regulation FD can result in SEC enforcement actions, injunctions and severe monetary penalties.

Regulation FD applies to communications made by the Company and by persons on behalf of the Company. Only a limited group of senior executives who regularly communicate with securities market professionals and shareholders are authorized to speak on behalf of the Company. Remember that, with the exception of this limited group of senior executives, other Company employees are not authorized to communicate with securities market professionals or shareholders.

d. Non-Disclosure Agreements. If a Covered Person is involved in transactions or other negotiations that require disclosure of material nonpublic information to parties other than the Company's employees or agents, such Covered Person should have those to whom the information is being disclosed sign a non-disclosure or confidentiality agreement prior to the disclosure of such information to them. The non-disclosure agreement must prohibit the recipient of the information from disclosing the information to others and from trading on the basis of such information, and should be in a form created or reviewed by the Compliance Officer.

E. Additional Requirements Applicable to Certain Covered Persons

The following additional requirements apply to certain Covered Persons, as specified below.

1. Trading Windows and "Blackout" Periods

a. Quarterly Blackout Periods. All Directors, Designated Officers and Designated Insiders, including such person's family members and controlled entities, are prohibited from trading in securities from the date that is fifteen (15) calendar days prior to the close of each fiscal quarter or year through the expiration of the second (2nd) full trading day following the date of public disclosure of the Company's financial performance and results of operations for that fiscal quarter or year (a "Blackout Period"). Following a Blackout Period, a "Window Period" for trading in securities will commence after the second (2nd) full trading day following the release of the Company's financial performance and results of operations for each fiscal quarterly or annual period, and will continue until fifteen (15) calendar days prior to the close of the next fiscal quarterly or annual period, unless management or the Board imposes an Event-Specific Blackout Period (as described below) during such period, or any portion thereof, in which case the Window Period will not open or will close earlier than in accordance with such schedule, as determined by management or the Board.

b. Special or Event-Specific Blackout Periods. Additional blackout periods may be imposed on such persons and certain or all other Covered Persons from time to time as deemed appropriate by management or the Board (an "Event-Specific Blackout Period"). Due to the confidential nature of the circumstances that may trigger such Event-Specific Blackout Periods, the reason for the Event-Specific Blackout Period may not be disclosed and the existence of the Event-Specific Blackout Period may be considered material nonpublic information and, therefore, should not be shared.

c. Two Full Trading Days. Two full trading days following public disclosure have elapsed when, after the public disclosure of the material nonpublic information, trading in the security has opened for trading, then closed, twice. For example, if an announcement of nonpublic information is made on Tuesday at 8:00 a.m. ET, before the opening of trading on Nasdaq, transactions in Company securities may begin on the following Thursday morning because, after the announcement, trading of Company securities opened and closed on Tuesday and opened and closed again on the following Wednesday. On the other hand, if the announcement was not made until Tuesday at 11:00 a.m. ET, transactions in Company securities would not be permitted until the opening of trading on the following Friday.

d. Material Nonpublic Information. Any Covered Person possessing material nonpublic information concerning the Company should not engage in any transactions in securities, even if during a Window Period, until such material nonpublic information has been known publicly for at least two (2) full trading days, whether or not the Company has recommended a suspension of trading to that person, or until such information otherwise ceases to constitute material nonpublic information.

2. Pre-Clearance and Notice of Transactions

a. Pre-Clearance and Notice Requirements. Any transaction in or gift of securities by a Director, Designated Officer or Designated Insider must be pre-approved and pre-cleared by the Compliance Officer or the Compliance Officer's designee. A request for pre-clearance should be submitted to the Compliance Officer or such designee at least two (2) business days in advance of the proposed transaction. The Compliance Officer (or designee) is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. Any pre-clearance granted by the Compliance Officer or the Compliance Officer's designee shall be effective for up to five (5) business days following the approval date. Immediately following the completion of any transaction, Directors, Designated Officers or Designated Insiders must notify the Compliance Officer or the Compliance Officer's designee of the date, quantity, price, and the nature of the transaction by the close of business on the date the transaction occurred. The Company may impose additional procedures and requirements regarding the timing of pre-clearance requests.

b. Exception for Certain Transactions. Directors, Designated Officers and Designated Insiders do not have to pre-clear or provide immediate notice of the transactions to which this Policy does not apply as described in Section F below; however, Directors and Designated Officers must obtain pre-clearance from and provide immediate notice to the Compliance Officer or the Compliance Officer's designee of any transactions in securities specified under the section entitled "Certain Share Transfers" of Section F below.

3. Section 16. Directors and Designated Officers are subject to the reporting and short swing profit recovery provisions of Section 16 of the Exchange Act and must comply with the applicable reporting requirements under the Exchange Act and avoid engaging in short swing transactions, whether or not in possession of material nonpublic information, and whether or not such short swing transactions would be deemed to result in a short swing profit.

F. Certain Exceptions to this Policy

This Policy does NOT apply in the case of the following transactions, except as specifically noted:

1. Receipt of Equity Awards. Acceptance of a stock option, restricted share award or other equity-based award issued under any stock incentive plan maintained by the Company (a "Stock Incentive Plan") or the cancellation of forfeiture of equity-based awards granted under a Stock Incentive Plan.

2. Certain Stock Option Exercises. Exercise of an employee stock option acquired pursuant to the Company's equity plans, including the withholding of shares of stock to satisfy the exercise price of an option or tax withholding obligations that do not involve market transactions in Company securities. However, this Policy does apply to broker-assisted cashless exercises of stock options and to any other market sale (whether of the purchased option shares or other shares owned by the Covered Person) for the purpose of generating the cash needed to pay the exercise price of an option or to pay taxes.

3. Restricted Stock Awards; RSUs. Vesting of restricted stock or Restricted Stock Units ("RSUs"), or the exercise of a tax withholding right pursuant to which a Covered Person elects to forfeit or have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or RSUs, as applicable. This Policy does apply, however, to any market sale of restricted stock or stock underlying vested RSUs for the purpose of generating the cash needed to pay taxes.

4. Certain SAR Exercises. Exercise of a Stock Appreciation Right ("SAR") acquired pursuant to the Company's equity plans, including, to the extent any such SAR is settled in the Company's common stock, the withholding of shares of stock to satisfy tax withholding obligations that do not involve market transactions in Company securities. This Policy does apply, however, to any market sale for the purpose of generating the cash needed to pay taxes.

5. Certain Acquisitions or Dispositions of Stock. Acquisitions or dispositions of stock in a stock split, stock dividend, or other transaction affecting all stockholders equally.

6. Certain Share Transfers. Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares, for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime, or changing the form of ownership to include a member of your immediate family or household as a joint owner (since members of your household are considered the same as you for purposes of this Policy).

7. Employee Stock Purchase Plan. Purchases of securities under any Company employee stock purchase plan, through periodic contributions to the plan in accordance with an election made by a Covered Person at enrollment are not subject to this Policy. This Policy does apply, however, to a Covered Person's election to participate in the plan for any enrollment period, and to a Covered Person's sales of Company securities purchased pursuant to the plan.

8. Rule 10b5-1 Trading Plans. Notwithstanding the general prohibition against trading while in possession of material nonpublic information or during a Blackout Period or an Event-Specific Blackout Period, a Covered Person may effect transactions in Company securities during a Blackout Period or an Event-Specific Blackout Period, or at a time when the Covered Person is in possession of material nonpublic information, if such transactions are pursuant to a trading program that complies with the requirements of Rule 10b5-1 under the Exchange Act. Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a Covered Person must enter into a Rule 10b5-1 plan for transactions in securities that meets certain conditions specified in the Rule (a "Rule 10b5-1 Plan"). If the plan meets the requirements of Rule 10b5-1, transactions in

Company securities may occur even when the person who has entered into the plan is aware of material nonpublic information.

To comply with this Policy, a Rule 10b5-1 Plan must be approved in advance by the Compliance Officer or the Compliance Officer's designee and must meet the requirements of Rule 10b5-1, as generally set forth below:

a. No Material Nonpublic Information. A Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information.

b. No Influence Over Trades. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or a formula to make such determinations or delegate discretion on these matters to an independent third party.

c. Cooling-Off Period. The plan must include a cooling-off period before trading can commence that, for Directors or Officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 Plan or two business days following the disclosure of the Company's financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than Directors or Officers, 30 days following the adoption or modification of the Rule 10b5-1 Plan.

d. No Overlapping Plans. A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions).

e. Director and Officer Certification. Directors and Officers must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5.

f. Good Faith. All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.

g. Adoption during Blackout Periods/Event-Specific Blackout Periods and Pre-Approval. Covered Persons may not adopt or modify a Rule 10b5-1 Plan during a Blackout Period or an Event-Specific Blackout Period and may do so at other times only with the prior approval of the Compliance Officer or the Compliance Officer's designee. A Rule 10b5-1 Plan must be submitted for approval to the Compliance Officer or such designee at least five business days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

A Rule 10b5-1 Plan should avoid purchases or sales shortly before known Company announcements, such as earnings announcements. Even though transactions executed in accordance with a properly formulated Rule 10b5-1 Plan provide a defense against insider trading liability, trades that occur at times shortly before the Company announces material news could result in negative publicity for a Covered Person and the Company, which such Covered Person should consider before entering into a Rule 10b5-1 Plan.

Finally, if a Covered Person is a Director or Designated Officer, additional care should be taken to ensure compliance with Section 16 reporting requirements under the Exchange Act. Since a Rule 10b5-1 Plan

allows participants to specify in advance the conditions that trigger a purchase or sale, a Covered Person may not be aware that a transaction pursuant to the Rule 10b5-1 Plan has taken place and they may not be able to comply with the requirement to report the transaction within two (2) business days following the execution of the transaction. Accordingly, transactions pursuant to a Rule 10b5-1 Plan are not permitted under this Policy unless the Rule 10b5-1 Plan requires the broker to notify the Company immediately of the execution of a transaction.

9. 401(k) Plan. This Policy does not apply to purchases of Company securities in a Company 401(k) Plan resulting from a Covered Person's periodic contribution of money to the plan pursuant to their payroll deduction election. This Policy does apply, however, to (a) an election to increase or decrease the percentage of a Covered Person's periodic contributions that will be allocated to the Company securities fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company securities fund; (c) an election to borrow money against a Covered Person's 401(k) Plan account if the loan will result in a liquidation of some or all of such Covered Person's Company securities fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund. It should be noted that sales of Company securities from a 401(k) account are also subject to Rule 144, and therefore affiliates should ensure that a Form 144 is filed when required.

10. Dividend Reinvestment Plan. This Policy does not apply to purchases of Company securities under any Company dividend reinvestment plan that results from a Covered Person's reinvestment of dividends paid on Company securities. However, voluntary purchases of Company securities resulting from additional contributions a Covered Person chooses to make to a Company dividend reinvestment plan, and to such Covered Person's election to participate in such plan, or increase the level of participation in such plan, are subject to this Policy. This Policy also applies to open market sales by a Covered Person of securities purchased pursuant to the plan.

11. Mutual Funds. Company securities purchased through indirect investment in a mutual fund or similar investment vehicle are not subject to this Policy.

12. Other Similar Transactions. Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this Policy.

G. Penalties

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then engage in transactions in Company securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, as well as enforcement authorities in foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other "controlling persons" if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, violations of any portion of this Policy may result in Company-imposed disciplinary action, including, without limitation, suspension without pay, demotion, salary reduction, disqualification for bonuses and/or equity incentives, or discharge from employment or service with the Company.

H. Administration of Policy

1. Distribution. This Policy is to be delivered to all new Covered Persons upon the commencement of their relationships with the Company.

2. Administration by Compliance Officer. The Compliance Officer is responsible for the administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review. The Compliance Officer may also delegate certain roles and responsibilities under this Policy to one or more designee(s) from time to time in the Compliance Officer's sole discretion. If a Covered Person has any questions concerning the interpretation of this Policy, such Covered Person should direct their questions to the Compliance Officer.

3. Confidentiality of Policy Decisions. Covered Persons should keep certain information concerning the operation of this Policy in strict confidence, since knowledge of certain decisions made pursuant to this Policy could itself constitute material nonpublic information. For example, a Covered Person who is made subject to an Event-Specific Blackout Period pursuant to Section E.1.b should keep that fact confidential.

4. No Impact on Agreements. This Policy should not be interpreted to modify any agreements entered into between the Company and any of its executive officers, non-executive officers or employees regarding the disclosure of confidential information.

5. Amendment and Interpretation of this Policy. The Company reserves the right to amend and interpret the Policy from time to time.

6. Certification. All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

I. Review

This Policy will be reviewed periodically, and may be amended from time to time (last reviewed December 14, 2023).

DATE OF REVIEW / REVISION	*SUBSTANCE OF REVISION*
12/14/2023	Total Revision and Restatement
03/01/2017	Total Revision and Restatement

CERTIFICATION

I certify that:

1. I have read and understand the Company's Securities Law Compliance (Insider Trading) Policy (the "Policy"). I understand that the Compliance Officer is available to answer any questions I have regarding the Policy.

2. Since December 14, 2023, or such shorter period of time that I have been an employee of the Company, I have complied with the Policy.

3. I will continue to comply with the Policy for as long as I am subject to the Policy.

Print name: ____________________

Signature: _____________________

Date: _________________________